The Directors	August 23, 2006
Futuremedia PLC
Nile House, Nile Street
Brighton, East Sussex
BN1 1HW
England

RE: Futuremedia PLC Registration Statement on Form F-3

Dear Sirs:

This opinion is delivered to you in connection with the preparation and filing of a Registration Statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of up to 18,784,020 ordinary shares of 1 1/9p nominal value per share (the “Shares”) in the capital of Futuremedia PLC (the “Company”). The Shares are issuable upon conversion of a Convertible Note due December 19, 2008 (the “Note”), exercise of a Warrant (the “Warrant”) and pursuant to the Company’s Securities Purchase Agreement (the “Cornell Securities Purchase Agreement”) dated December 19, 2005 by and between the Company and Cornell Capital Partners, LP (“Cornell”).

The 18,784,020 Shares being registered under the Registration Statement consist of (i) a maximum of 18,346,520 Shares which would be issued if Cornell converted the entire Note (from March 2006 through April 2006, the Company issued 3,968,255 ADSs, in the aggregate, in connection with Cornell’s partial conversion of its Note); (ii) 250,000 ADSs which would be issued to Cornell upon exercise of the Warrant; and (iii) 187,500 fully paid and nonassessable ADSs issued to Cornell pursuant to the Cornell Securities Purchase Agreement.

All of the Shares may be offered and sold from time to time by certain selling shareholders identified in the Registration Statement. The Shares, Note and Warrant are herein sometimes referred to individually as a “Security” and collectively as the “Securities”.

We have acted as English lawyers for the Company.

In connection with this opinion, we have examined the following (collectively, the “Documents”):

(i)	the Memorandum and Articles of Association of the Company, as amended;

(ii)	the corporate minute books or other records of the Company;

(iii)	the Cornell Securities Purchase Agreement;

(iv)
the Investor Registration Rights Agreement dated December 19, 2005 by and between the Company and Cornell in connection with the Cornell Securities Purchase Agreement (the “Registration Rights Agreement”);

(v)
Amendment No. 1 to Investor Registration Rights Agreement dated April 19, 2006 by and between the Company and Cornell in connection with the Cornell Securities Purchase Agreement (“Amendment No. 1 to Investor Registration Rights Agreement”);

(vi)
Amendment No. 2 to Investor Registration Rights Agreement dated June 15, 2006 by and between the Company and Cornell in connection with the Cornell Securities Purchase Agreement (“Amendment No. 2 to Investor Registration Rights Agreement”);

(vii)
Amendment No. 3 to Investor Registration Rights Agreement dated July 14, 2006 by and between the Company and Cornell in connection with the Cornell Securities Purchase Agreement (“Amendment No. 3 to Investor Registration Rights Agreement”);

(viii)
Amendment No. 4 to Investor Registration Rights Agreement dated July 31, 2006 by and between the Company and Cornell in connection with the Cornell Securities Purchase Agreement (“Amendment No. 4 to Investor Registration Rights Agreement”)

(ix)	the Note;

The Directors
Futuremedia PLC
August 23, 2006
Page -2-

(x)	the Warrant;

(xi)	Waiver by and between the Company and Cornell Capital Partners, LP effective as of July 31, 2006 in connection with the Registration Rights Agreement;

(xii)	Confirmation Agreement effective as of July 31, 2006 in connection with the Note; and

(xiii)	the Registration Statement.

For purposes of this opinion, we have assumed, without any investigation, (i) the legal capacity of each natural person, (ii) the full power and authority of each entity and person other than the Company to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person, (iii) the due authorization by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person, (iv) the due execution and delivery by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person, (v) the legality, validity, binding effect and enforceability of each document heretofore executed and delivered or hereafter to be executed and delivered by each entity or person other than the Company and of each other act heretofore done or hereafter to be done by such entity or person, (vi) the genuineness of each signature on, and the completeness of each document submitted to us as an original, (vii) the conformity to the original of each document submitted to us as a copy, (viii) the authenticity of the original of each document submitted to us as a copy, (ix) the completeness, accuracy and proper indexing of all governmental and judicial records searched and (x) that there has been no modification of any provision of any document, no waiver of any right or remedy and no exercise of any right or remedy in each case other than in a commercially reasonable and conscionable manner and in good faith.

The opinions expressed herein are based solely upon (i) our review of the Documents, (ii) discussions with certain officers of the Company with respect to the Documents, (iii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iv) such review of published sources of law as we have deemed necessary.

We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. Nor have we made any independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Company.

Our opinions contained herein are limited to English law as applied by the English courts as at the date of this letter and is given on the basis that it will be governed and construed in accordance with English law.

The opinions hereafter expressed in numbered paragraphs 1 through 4 with respect to the Shares are subject to the general qualifications that such rights and remedies may be subject to and affected by: (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or assignment for the benefit of creditors laws and other laws affecting the rights and remedies of creditors generally, including, without limitation, laws regarding fraudulent transfers, fraudulent conveyances, preferences, avoidance, automatic stay and turn-over; (ii) general principles of equity, including, without limitation, those governing the availability of equitable remedies, affording equitable defenses, requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract, and affording defenses based upon unconscionability, lack of notice, impracticability or impossibility of performance; and (iii) general rules of contract law with respect to matters such as the election of remedies, the limits of severability, mutuality of obligations, and opportunity to cure, limitations on the enforceability of indemnification, contribution or exculpation provisions under applicable securities laws or otherwise and limitations on the enforceability of provisions which are in violation of public policy.

The Directors
Futuremedia PLC
August 23, 2006
Page -3-

Based upon and subject to the foregoing, we are of the opinion that:

1.
With respect to the 14,378,265 Shares, when issued, sold and delivered in the manner and for the consideration (not less than the nominal value of the Company’s ordinary shares) stated in the Cornell Securities Purchase Agreement, or upon conversion of the Note in accordance with the terms of such Note providing for such conversion (for the consideration not less than the nominal value of the Company’s ordinary shares), the Shares will be validly issued, fully paid and nonassessable.

2.
With respect to the 250,000 Shares, when issued, sold and delivered in the manner and for the consideration (not less than the nominal value of the Company’s ordinary shares) stated in the Cornell Securities Purchase Agreement, or upon exercise of the Warrant in accordance with the terms of such Warrant providing for such exercise (for the consideration not less than the nominal value of the Company’s ordinary shares), the Shares will be validly issued, fully paid and nonassessable.

3.
With respect to the 3,968,255 Shares issued prior to the date hereof upon conversion of the Note, to the extent issued in accordance with the terms of such Note providing for such conversion (for the consideration not less than the nominal value of the Company’s ordinary shares), the Shares were validly issued, fully paid and nonassessable.

4.
With respect to the 187,500 Shares issued prior to the date hereof to Cornell Capital Partners, LP, to the extent issued in accordance with the terms of the Cornell Securities Purchase Agreement providing for such issuance (for the consideration not less than the nominal value of the Company’s ordinary shares), the Shares were validly issued, fully paid and nonassesable.

In connection with our opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Shares, the Registration Statement, and any amendments thereto (including post-effective amendments) will have been declared effective, the authorization of the Shares applicable to such Note and/or Warrant will not have been modified or rescinded by the Board and there will not have occurred any change in law affecting the validity or enforceability of such Shares. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable English law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We express no legal opinion upon any matter other than that explicitly addressed in paragraphs numbered 1 through 4 above, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

The Directors
Futuremedia PLC
August 23, 2006
Page -4-

We hereby consent to your filing this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the prospectus and any related prospectus supplement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Brown Rudnick Berlack Israels LLP
Brown Rudnick Berlack Israels LLP

MAD/TKB/DCG